Exhibit 4.2

AMBRX, INC.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of March 17, 2009 (the “Effective Date”) by and among Ambrx, Inc., a Delaware corporation (the “Company”) and the persons and entities set forth on Schedule A attached hereto (the “Investors”).

This Agreement supersedes and replaces that certain Amended and Restated Registration Rights Agreement, dated June 30, 2006 (the “Prior Agreement”), entered into by and among the Company and the other parties thereto.

RECITALS

WHEREAS, the Company and certain of the Investors are parties to the Prior Agreement;

WHEREAS, in order to induce the Company to enter into that certain Series D-1 and D-2 Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) and to induce the Purchaser (as such term is defined in the Purchase Agreement) to invest in the Company pursuant to the Purchase Agreement, the parties hereto desire to enter into this Agreement and to provide registration and other rights to the Investors;

WHEREAS, the Prior Agreement provides that any amendment or waiver thereof shall be effective with the written consent of the Company and by Investors holding at least two-thirds (2/3) of the Registrable Securities Then Outstanding (as such terms are defined in the Prior Agreement); and

WHEREAS, the undersigned parties constitute Investors holding at least two-thirds (2/3) of the Registrable Securities Then Outstanding, and, therefore, are entitled to bind all Holders of Registrable Securities (as such terms are defined in the Prior Agreement).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1. REGISTRATION RIGHTS.

1.1 Definitions. For purposes of this Section 1:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means: (i) any and all shares of the Company’s common stock (“Common Stock”) issued or issuable upon the conversion of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred”), Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred”), Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred”), Series D-1 Preferred Stock, par value $0.001 per share (the “Series D-1 Preferred”) and Series D-2 Preferred Stock, par value $0.001 per share (the “Series D-2 Preferred”) and (ii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of, such shares of Common Stock described in clause (i) of this subsection. The term “Registrable Securities” shall exclude in all cases, however, any shares described by (i) or (ii) of this subsection (b) that have been sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement or any shares described by (i) or (ii) of this subsection (b) sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

(c) Registrable Securities Then Outstanding. The term “Registrable Securities Then Outstanding” shall mean those shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then-outstanding and then-exercisable options, warrants or convertible securities.

(d) Holder. For purposes of this Section 1 and Section 2 hereof, the term “Holder” or “Holders” means any person or persons owning Registrable Securities.

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(e) Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC (as defined below) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” means the United States Securities and Exchange Commission.

1.2 Demand Registration.

(a) Request by Holders. If the Company shall receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities Then Outstanding, voting together as one class, not earlier than the earlier of (i) June 30, 2011 and (ii) six months after the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public (the “Initial Public Offering”), that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 1.2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject to the limitations of this Section 1.2; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than $5,000,000.

(b) Underwriting. If the Holders initiating the registration request under this Section 1.2 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by such Holder and Initiating Holders holding a majority in interest of the Registrable Securities to be included in such registration) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company (subject to the reasonable approval

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of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company held by other stockholders (that are not Registrable Securties) are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registrations pursuant to this Section 1.2 and shall not be obligated to effect such a registration during the six (6) month period after the effective date of the Initial Public Offering; provided that, a registration will count for purposes of this Section 1.2 only if (i) all Registrable Securities requested to be registered under Section 1.2(a) are so registered, or (ii) the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered unless at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company not known to the Holders at the time the written request of such registration is made.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 1.2 a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the board of directors of the Company (the “Board of Directors”), it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

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(e) Expenses. All registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders (the “Registration Expenses”) shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 1.2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of any stock transfer taxes and all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering (the “Selling Expenses”). Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered unless (i) at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company not known to the Holders at the time their written request for such registration was made and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change or (ii) the Holders of a majority of the Registrable Securities to be registered agree to forfeit their right to one requested registration pursuant to Section 1.2.

1.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 1.2 or Section 1.4 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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(a) Underwriting. If a registration statement under which the Company gives notice under this Section 1.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder and third, to each other stockholder of the Company (other than a Holder). No such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Public Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, a limited liability company or corporation, the partners, retired partners, members and retired members, and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate number of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this sentence. In no event shall any Registrable Securities be excluded from any registration unless all other stockholder’s securities (that are not Registrable Securities) have been first excluded.

(b) Expenses. All Registration Expenses incurred in connection with a registration pursuant to this Section 1.3 shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 1.3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses incurred in connection with a registration pursuant to this Section 1.3.

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1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so-requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4:

(1) if Form S-3 is not available for such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than One Million Five Hundred Thousand Dollars ($1,500,000) (prior to underwriters’ commissions, discounts and expenses);

(3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days following receipt of the request of the Holder or Holders under this Section 1.4; provided, that the Company shall not effect any registration for itself or any other stockholder during such 90-day period;

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(4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for Holders pursuant to this Section 1.4;

(5) within three (3) months of the effective date of any registration referenced to in Sections 1.2 or 1.3 above; or

(6) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 1.4 as soon as practicable after receipt of the request(s) of the Holder(s) for such registration. All Registration Expenses incurred in connection with a Form S-3 Registration pursuant to this Section 1.4 shall be borne by the Company. Each Holder participating in a Form S-3 Registration pursuant to this Section 1.4 shall bear such Holder’s proportionate share (based on the total numbers of shares sold in such registration other than for the account of the Company) of all Selling Expenses incurred in connection with each registration requested pursuant to this Section 1.4.

(d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 1.2 above.

1.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to the earlier of (i) one hundred twenty (120) days and (ii) until the distribution of the Registrable Securities covered by such registration statement has been completed;

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(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (it being understood and agreed that, as a condition to the Company’s obligations under this clause (e), each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

(f) notify each Holder of Registrable Securities covered by such registration statement of the happening of any event as a result of which the registration statement, prospectus included in such registration statement, as then in effect, or other communication (including oral communication) includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(g) furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if

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any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.2, 1.3 or 1.4 hereof that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

1.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.2, 1.3 or 1.4 hereof:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors, shareholders and attorneys of each Holder, any underwriter (as defined in the Securities Act) and each person, if any, who controls, is controlled by or is under common control with such Holder or underwriter (an “Affiliate”) within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto (including free writing prospectuses) and any other communication, including oral communication;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

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(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, member, officer or director, attorneys of such Holder or underwriter or Affiliates of such Holder or underwriter for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, stockholder, officer, director, underwriter or Affiliate of such Holder or underwriter.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each of its attorneys, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling Registrable Securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, attorney, controlling person, underwriter or other such Holder, partner, member, shareholder or director, officer or Affiliate of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, attorney, controlling person, underwriter or other Holder, partner, member, shareholder, officer, director or Affiliate of such other Holder in connection with investigating or defending any such loss, claim, damage,

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liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 1.8(b) in respect of any Violation shall not exceed the net proceeds (after underwriting discounts and commissions) received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party to the extent of such prejudice under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any Affiliate of any such Holder, makes a claim for indemnification pursuant to this Section 1.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such Affiliate in circumstances for which indemnification is provided under this Section 1.8; then, and in each such case, the Company and such Holder will contribute to the

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aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the aggregate public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival. The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and the termination of the Company’s obligations under Section 1.11 below.

1.9 “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of or engage in any other transaction regarding any Registrable Securities or other shares of stock of the Company held by such Holder immediately before the effective date of the first registration statement of the Company filed under the Securities Act (other than sales to donees or affiliates of the Holder who agree to be similarly bound) for up to one hundred ninety-eight (198) days following the effective date of such registration statement; provided, however, that all executive officers and directors of the Company and all holders of 2% or more of the Company’s outstanding securities enter into similar agreements.

In order to enforce the foregoing covenant, (i) the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 1.9 and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period and (ii) the Holder agrees to execute the form of agreement consistent with this Section 1.9 requested by the Company and/or underwriter.

1.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC, which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the Initial Public Offering;

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(b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) as long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the Initial Public Offering), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

1.11 Termination of the Company’s Obligations Under this Section 1. The Company shall have no obligations pursuant to Sections 1.2, 1.3 and 1.4 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.2, 1.3 or 1.4 upon the earliest to occur of (a) that time when, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act within any 90-day period, (b) five (5) years after the date of the Initial Public Offering and (c) a Liquidation Event. “Liquidation Event” shall mean (i) the liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary and (ii) unless the Holders of at least seventy percent (70%) of the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred and Series D-2 Preferred, voting together as a single class, elect otherwise, (A) any merger, reverse merger, consolidation, reorganization or similar transaction or series of related transactions, pursuant to which the stockholders of the Company of record as constituted immediately prior to such transaction or series of related transactions do not hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving entity; (B) any transaction or series of related transactions pursuant to which 50% or more of the voting power of the Company is transferred (other than issuances of securities by the Company, the primary purposes of which are to raise capital for the Company as determined in good faith by a resolution duly adopted by the Board of Directors of the

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Corporation) or (C) a sale, conveyance, lease, transfer or other disposition of or grant of an exclusive license to all or substantially all of the assets of the Company that constitutes a “Liquidation Event” under the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) which results in payments by the Company of the amounts required to be paid under Article IV, Section 3 of the Certificate of Incorporation.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of two-thirds (2/3) of the Registrable Securities Then Outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that provides such holder or prospective holder with registration rights superior to, equal to or in conflict with, or that could in any way diminish or otherwise impair, the registration rights provided to the Investors pursuant to this Section 1.

2. ASSIGNMENT AND AMENDMENT.

2.1 Assignment. Notwithstanding anything herein to the contrary, the registration rights of a Holder under Section 1 may be assigned only to (i) a party who holds at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits, stock dividends, recapitalization and the like) following such assignment or (ii)(A) a shareholder, partner, limited partner, member, beneficiary, Affiliate or investment company of such Holder, including, without limitation, any assignment by Apposite Capital LLP to any entity within Mizuho Financial Holdings Group; (B) a spouse, child, parent or beneficiary of the estate of such Holder or (C) a trust for the benefit of the persons set forth in (A) or (B); provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 2; provided further, that in the case of an assignee that is not an Affiliate of the transferring Holder, such assignee is not a competitor of the Company, as determined in good faith by the Board of Directors.

2.2 Amendment of Rights; Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding two-thirds (2/3) of the Registrable Securities Then Outstanding. Any amendment or waiver effected in accordance with this Section 2.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

15

3. GENERAL PROVISIONS.

3.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and may be given by any means (e.g., mail, telecopier, electronic mail, hand delivery, messenger, overnight courier service, etc.) addressed as set forth on Schedule A attached hereto, or at such other address as the Holder may designate in the future. All such notices, requests and other communications will be deemed given upon delivery at the Holder’s proper address. Any Holder from time to time may change its address, facsimile number or other information for the purpose of notices to that Holder by giving prior written notice to the Company specifying such change.

3.2 Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

3.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.

3.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

3.6 Successors and Assigns. Subject to the provisions of Section 2.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

16

3.7 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

3.8 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

3.10 Adjustments for Stock Splits and Certain Other Changes. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or preferred stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

3.11 [Reserved]

3.12 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Affiliates of Holders shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[The remainder of this page is intentionally left blank.]

17

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date and year first above written.

COMPANY: AMBRX, INC.

By:	/s/ Stephen W. Kaldor
Name:	Stephen W. Kaldor, Ph.D.
Title:	President and Chief Executive Officer

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

INVESTORS: TAVISTOCK BIO XXV, INC.

By:	/s/ Shehan Dissanayake
Name: Shehan Dissanayake, Ph.D.
Title:

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

INVESTORS: 5AM VENTURES LLC, by its Manager 5AM Partners LLC

/s/ John D. Diekman
John D. Diekman, Managing Director

5AM CO-INVESTORS LLC, by its Manager 5AM Partners LLC

/s/ John D. Diekman
John D. Diekman, Managing Director

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

INVESTORS: VERSANT VENTURE CAPITAL II, L.P., BY ITS GENERAL PARTNER VERSANT VENTURES II, L.L.C.

By:	/s/ Brian G. Atwood
Name: Brian G. Atwood
Title: Managing Director

VERSANT SIDE FUND II, L.P., by its General Partner VERSANT VENTURES II, L.L.C.

By:	/s/ Brian G. Atwood
Name: Brian G. Atwood
Title: Managing Director

VERSANT AFFILIATES FUND II-A, L.P., by its General Partner VERSANT VENTURES II, L.L.C.

By:	/s/ Brian G. Atwood
Name: Brian G. Atwood
Title: Managing Director

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

INVESTORS: MAVERICK FUND, L.D.C. By: Maverick Capital, Ltd., Its: Investment Advisor

By:	/s/ John T. McLafferty

Name:	John T. McLafferty

Its:	Limited Partner and General Counsel
MAVERICK FUND USA, LTD. By: Maverick Capital, Ltd., Its: Investment Advisor

By:	/s/ John T. McLafferty

Name:	John T. McLafferty

Its:	Limited Partner and General Counsel
MAVERICK FUND II, LTD By: Maverick Capital, Ltd., Its: Investment Advisor

By:	/s/ John T. McLafferty

Name:	John T. McLafferty

Its:	Limited Partner and General Counsel

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first set forth above.

INVESTORS: ROCHE FINANCE LTD.

By:	/s/ A. Unierzinger
Name:	A. Unierzinger
Title:	Authorized Signatory

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first set forth above.

By:	/s/ Peter Schultz
Peter Schultz

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first set forth above.

INVESTORS:

By:	/s/ John W. Wallen, III
John W. Wallen, III

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first set forth above.

INVESTORS: APPOSITE HEALTHCARE FUND, L.P.

By:	/s/ Allan Marchington
Name: Allan Marchington
Title: Partner

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first set forth above.

INVESTORS: GLYNN VENTURES V, L.P. By: John W. Glynn Its: General Partner

By:	/s/ John W. Glynn
GLYNN VENTURES VI, L.P. By: Glynn Management, LLC Its: General Partner

By	/s/ Steven Rosston
Name: Steven Rosston Title: Managing Director
GLYNN PARTNERS, L.P. By: Glynn Management, LLC Its: General Partner

By	/s/ Steven Rosston
Name: Steven Rosston Title: Managing Director

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first set forth above.

INVESTORS: HEALTHCARE PRIVATE EQUITY LIMITED PARTNERSHIP By: Waverley Healthcare Private Equity Limited, its general partner

By:	/s/ William Blair
Name:	William Blair
Title:	Director, Adamant Venture under Power of
Attorney to the General Partner

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first set forth above.

INVESTORS: MERCK BV

By:	/s/ Cedric Hyde
Name:	Cedric Hyde
Title:	Director

MERCK BV

By:	/s/ Glyn Harris
Name:	Glyn Harris
Title:	Director

COUNTERPART SIGNATURE PAGE TO THE

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

SCHEDULE A

Investors

Purchaser	Number of Shares of Series A Preferred	Number of Shares of Series B Preferred	Number of Shares of Series C Preferred	Number of Shares of Series D-1 Preferred	Number of Shares of Series D-2 Preferred
Tavistock BIO XXV, Inc. c/o Tavistock Life Sciences 9381 Judicial Drive, Suite 200 San Diego, CA 92121	7,335,133	0	6,153,904	0	0
5 AM Ventures, LLC c/o 5AM Ventures 3000 Sand Hill Road Building 4, Suite 230 Menlo Park, CA 94025	2,655,741	0	1,250,000	0	0
5 AM Co-Investors, LLC c/o 5AM Ventures 3000 Sand Hill Road Building 4, Suite 230 Menlo Park, CA 94025	379,393	0	178,571	0	0
Versant Venture Capital II, L.P. c/o Versant Ventures 3000 Sand Hill Road, Bldg 4, Suite 210 Menlo Park, CA 94025	2,788,817	0	2,339,714	0	0
Versant Side Fund II, L.P. c/o Versant Ventures 3000 Sand Hill Road, Bldg 4, Suite 210 Menlo Park, CA 94025	24,925	0	20,911	0	0

Purchaser	Number of Shares of Series A Preferred	Number of Shares of Series B Preferred	Number of Shares of Series C Preferred	Number of Shares of Series D-1 Preferred	Number of Shares of Series D-2 Preferred
Versant Affiliates Fund II-A, L.P. c/o Versant Ventures 3000 Sand Hill Road, Bldg 4, Suite 210 Menlo Park, CA 94025	52,924	0	44,401	0	0
Aravis Venture I, L.P. c/o Venture Associates AG Lehfrauenweg 10 CH-8053 Zurich Switzerland	1,094,668	0	571,429	0	0
Maverick Fund, L.D.C. 300 Crescent Court 18th Floor Dallas, TX 75201	2,997,600	0	2,465,923	0	0
Maverick Fund USA, Ltd. 300 Crescent Court 18th Floor Dallas, TX 75201	1,463,700	0	1,007,429	0	0
Maverick Fund II, Ltd. 300 Crescent Court 18th Floor Dallas, TX 75201	2,205,366	0	2,119,733	0	0
CMEA Ventures Life Sciences 2000, L.P. c/o CMEA Ventures One Embarcadero Center Suite 3250 San Francisco, CA 94111	353,378	0	296,471	0	0
CMEA Ventures Life Sciences 2000, Civil Law Partnership c/o CMEA Ventures One Embarcadero Center Suite 3250 San Francisco, CA 94111	21,249	0	17,827	0	0

Purchaser	Number of Shares of Series A Preferred	Number of Shares of Series B Preferred	Number of Shares of Series C Preferred	Number of Shares of Series D-1 Preferred	Number of Shares of Series D-2 Preferred
CMEA Ventures VI, L.P c/o CMEA Ventures One Embarcadero Center Suite 3250 San Francisco, CA 94111	676,321	0	567,408	0	0
CMEA Ventures VI GmbH & Co. KG c/o CMEA Ventures One Embarcadero Center Suite 3250 San Francisco, CA 94111	15,718	0	13,187	0	0
Twilight Venture Partners, LLC 111 Monument Circle Suite 4700 Indianapolis, IN 46204	266,667	0	223,724	0	0
Alexandria Equities, LLC c/o Alexandria Real Estate Equities, Inc. 385 E. Colorado Boulevard, Suite 299 Pasadena, CA 91101	333,333	0	279,654	0	0
Roche Finance Ltd. 124 Grenzacherstrasse Basel, Switzerland 4070	0	2,380,952	1,997,530	0	0
Jerome Chao 109 Deanna Ct Niskayuna, NY 12309-1333	22,334	0	0	0	0
Erie Chao 36 Larned Road Summit, NJ 07901	22,333	0	0	0	0
James Chao 17 Country Club Lane Scarborough, NY 10510	22,333	0	0	0	0
T. Trust, Clyde T. Turner, Trustee 9511 Orient Express Ct. Las Vegas, NV 89145	80,000	0	123,048	0	0

Purchaser	Number of Shares of Series A Preferred	Number of Shares of Series B Preferred	Number of Shares of Series C Preferred	Number of Shares of Series D-1 Preferred	Number of Shares of Series D-2 Preferred
Professor Peter B. Dervan Dept of Chemistry MC 164-30 California Institute of Technology 1200 E. California Blvd. Pasadena, CA 91125	66,666	0	55,930	0	0
Dr. Hsin-Soon Hsieh 218 Pines Bridge Road Millwood, NY 10546	20,001	0	0	0	0
Shirley and Steve Clifford 1020 East Moyamensing Avenue Philadelphia, PA 19147-4321	39,999	0	0	0	0
John and Pirkko Maguire as Trustees for the Maguire Family Trust Dated April 23, 1989 4611 Rising Hill Court Oakland, CA 94619	183,667	0	156,886	0	0
Drs. Troy E. Wilson and Linda Hsieh-Wilson 575 Old Mill Road San Marino, CA 91108	213,334	0	0	0	0
Q Investments L.P. 3773 Howard Hughes Parkway Suite 500 North Las Vegas, NV 89109	80,000	0	123,047	0	0
Peter Schultz 1650 La Jolla Rancho Road La Jolla, California 92037	200,000	0	167,793	0	0
Barbara A. Piette 8 Gracewood Park Cambridge, MA 02138	6,666	0	1,526	0	0
Isy Goldwasser, Trustee of the Amangani Trust UDT dated July 19, 2001 3100 Central Expressway Santa Clara, CA 95051	133,333	0	111,861	0	0

Purchaser	Number of Shares of Series A Preferred	Number of Shares of Series B Preferred	Number of Shares of Series C Preferred	Number of Shares of Series D-1 Preferred	Number of Shares of Series D-2 Preferred
John W. Wallen, III c/o Ambrx, Inc. 10975 North Torrey Pines Rd. La Jolla, CA 92037	20,000	0	5,714	0	0
Emil J. Banich, TTEE, Emil J. Banich Living Trust, UAD 3-21-88 3 Prestiwick Ct. Dearborn, MI 48120	33,333	0	27,965	0	0
Dr. Thomas O. Daniel c/o Ambrx, Inc. 10975 North Torrey Pines Rd. La Jolla, CA 92037	0	0	36,959	0	0
Robert E. Daniel, Jr. c/o Ambrx, Inc. Attn: Dr. Thomas O. Daniel 10975 North Torrey Pines Rd. La Jolla, CA 92037	5,000	0	3,871	0	0
Mary Ann Daniel c/o Ambrx, Inc. Attn: Dr. Thomas O. Daniel 10975 North Torrey Pines Rd. La Jolla, CA 92037	10,000	0	7,742	0	0
Lyle Robert Daniel c/o Ambrx, Inc. Attn: Dr. Thomas O. Daniel 10975 North Torrey Pines Rd. La Jolla, CA 92037	6,500	0	0	0	0
Corine Marie Daniel c/o Ambrx, Inc. Attn: Dr. Thomas O. Daniel 10975 North Torrey Pines Rd. La Jolla, CA 92037	6,500	0	0	0	0
Glen Robert Daugherty Trust Dated December 27, 2002 4019 Goldfinch St. #117 San Diego, CA 92103	133,333	0	0	0	0

Purchaser	Number of Shares of Series A Preferred	Number of Shares of Series B Preferred	Number of Shares of Series C Preferred	Number of Shares of Series D-1 Preferred	Number of Shares of Series D-2 Preferred
Dr. Bruce E. Kimmel c/o Ambrx, Inc. 10975 North Torrey Pines Rd. La Jolla, CA 92037	0	0	8,571	0	0
Hazel M. Aker c/o Ambrx, Inc. 10975 North Torrey Pines Rd. La Jolla, CA 92037	0	0	20,000	0	0
Apposite Healthcare Fund, L.P. Bracken House One Friday Street London EC4M 9JA United Kingdom	0	0	6,742,857	0	0
Glynn Ventures V, L.P. c/o Glynn Capital Management, LLC Building 4, Suite 235 3000 Sand Hill Road Menlo Park, CA 94025	0	0	285,714	0	0
Glynn Ventures VI, L.P. c/o Glynn Capital Management, LLC Building 4, Suite 235 3000 Sand Hill Road Menlo Park, CA 94025	0	0	285,714	0	0
Glynn Partners, L.P. c/o Glynn Capital Management, LLC Building 4, Suite 235 3000 Sand Hill Road Menlo Park, CA 94025	0	0	571,429	0	0
Dow Employees’ Pension Plan c/o Diamond Capital Management, Inc. 1320 Waldo Avenue Dorinco 100 Midland, Michigan 48674	0	0	857,143	0	0

Purchaser	Number of Shares of Series A Preferred	Number of Shares of Series B Preferred	Number of Shares of Series C Preferred	Number of Shares of Series D-1 Preferred	Number of Shares of Series D-2 Preferred
Union Carbide Employees’ Pension Plan c/o Diamond Capital Management, Inc. 1320 Waldo Avenue Dorinco 100 Midland, Michigan 48674	0	0	571,428	0	0
Healthcare Private Equity Limited Partnership Edinburgh One Morrison Street Edinburgh EH3 8BE United Kingdom	0	0	1,714,286	0	0
Merck BV Tupolevlaan 41-61 1119 NW Schiphol-Rijk Netherlands	0	0	0	3,649,635	*
Total	23,970,265	2,380,952	31,427,300	3,649,635	*

*	This schedule will be automatically updated to reflect the Series D-2 Preferred purchased upon consummation of the Second Closing.